EXHIBIT 10.10

*CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED

SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN

REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Agreement

between

Aziende Chimiche Riunite Angelini Francesco – Acraf S.p.a., having its registered office in Viale Amelia, 70—00181 Rome Italy c.f.01312320680, p.Iva 049290810000 a company incorporated under the laws of Italy (hereinafter referred to as “Acraf”)

and

Threshold Pharmaceuticals, Inc., having its registered office at 951 Gateway Blvd., Ste. 3A, South San Francisco, CA 94080, USA, a company incorporated under the laws of the State of Delaware of the United States (hereinafter referred to as “TH”)

Effective on the date of the last signature of this Agreement (hereinafter referred to as “Effective Date”).

Whereas

—	Acraf and TH are companies involved in the research, development and commercialization of pharmaceutical products;
—	Acraf owns the rights to the dossier for a tableted product containing 30 tablets per package, as previously approved in Italy, Austria, and Portugal for use as a single agent in the treatment of brain, breast, prostate, and lung cancer (hereinafter referred to as the “Product”), each tablet containing 150 mg of the active ingredient Lonidamina (hereinafter referred to as the “Active Ingredient”), such dossier including but not limited to all documents that have been or may in the future be filed or submitted to any regulatory authority anywhere in the world and communications to or from such Authorities in connection with the Active Ingredient or Product, and information pertaining to the pre-clinical and clinical development of the Active Ingredient and Product, manufacturing processes for the Active Ingredient and finished Product, specifications, and analytical and validation methods used by Acraf to manufacture the Active Ingredient and the Product (such documents and information collectively hereinafter referred to as the “Dossier”);
—	Acraf declares it has the sole and exclusive right to dispose of all the rights regarding the Dossier;
—	TH is willing to be granted by Acraf the right to use the Dossier as provided in Art.1.1 below for the purpose of facilitating TH’s efforts to develop and market products equivalent to the Product as well as new unit dosage forms and other products containing the Active Ingredient (“TH Products”);
—	TH is willing to purchase a certain amount of Active Ingredient manufactured by Acraf to carry out one or more of the clinical studies required for the approval of TH Products, which clinical studies include but are not limited to those studies contemplated by the development plan (hereinafter referred to as “Development Plan” or “DP”) as described in the Annex A to this Agreement and those studies mentioned in the following

Art.1.1.

Now, therefore, in consideration of the premises and

of the mutual covenants herein contained and of other good and valuable consideration, the parties hereto agree as follows:

1.	Subject
1.1	Acraf does hereby grant to TH, and TH does hereby accept:
i)	the co-exclusive rights of utilising the Dossier and its contents for obtaining marketing authorisations in the territory described in Annex C (hereinafter referred to as “Acraf Territory”) for a TH Product equivalent to the Product previously marketed by Acraf in Italy and of conducting any additional studies TH determines in its sole discretion to undertake for modifying the Dossier if such studies are requested by the Italian Health Authority or another health authority where the Dossier is now filed, such additional studies to be conducted only as TH deems appropriate and at its own costs and granting to Acraf the right to use any such additional studies free of any charge solely in connection with obtaining additional regulatory approvals for use of the Product in Italy to treat the existing approved, and any new, cancer indications (hereinafter referred to as “THL1”); for THL1, semi-exclusive rights means that in addition to TH, Acraf will have the right – with no limitation – to use and/or to grant to any third parties the same rights granted by Acraf to TH for THL1; THL1 also includes Acraf’s agreement to provide TH such licenses or other documentation to enable TH to market as soon as possible after the expiry of the remaining stocks of Product on the market (which expiry occurs in [***]) a TH Product equivalent to the Product or the Product itself;
ii)	the exclusive rights of utilising the Dossier and its contents for obtaining marketing authorisations of a TH Product equivalent to the Product in the territory described in Annex B (hereinafter referred to as “TH Territory”) and of conducting any additional studies TH determines in its sole discretion to undertake for modifying or otherwise using the Dossier if requested by the relevant health authority, such additional studies to be conducted at its own costs and granting to Acraf the right to use the results of such additional studies free of any charge only as necessary for compliance with the regulatory requirements to maintain the marketing authorization to use the Product in Italy to treat cancer indications (hereinafter referred to as “THL2”); for THL2, exclusive rights means that in addition to TH no other company will have granted by Acraf any of the rights granted to TH in respect of THL2;
iii)	the exclusive right of utilising the Dossier and its contents for carrying out clinical studies related to the anti-cancer activity of the Active Ingredient as set forth in the DP (hereinafter referred to as “THL3”);
for THL3, exclusive rights means that in addition to TH no other company will have granted by Acraf any of the rights granted to TH in respect of THL3; and
iv)	the exclusive right of utilising the Dossier and its contents in the TH Territory and the Acraf Territory for
1)	writing a new registration dossier of one or more TH Products (hereinafter referred to as “New Dossier”);
2)	filing the New Dossier to obtain the relevant marketing authorisations in the TH Territory and the Acraf Territory (hereinafter referred to as “THL4”); for THL4, exclusive rights means that in addition to TH no other company will have granted by Acraf any of the rights granted to TH in respect of THL4, such THL4 being subject to Acraf’s semi-exclusive rights set forth in Art.1.2.A, below;
(THL1, 2, 3, and 4 hereinafter jointly referred to as “TH Licence”).
1.2	In consideration of the THL3 and 4 granted by Acraf to TH, TH does hereby:
A	grant to Acraf, and Acraf does hereby accept:
i)	the exclusive right, subject only to those held by TH and its sublicensees, which have co-extensive rights, to use the Results, as defined in the following Art.5.2, at the end of the DP in the Acraf Territory for
1)	writing a dossier relating to the use of the Product or an equivalent TH Product for a cancer indication other than the indications for which the Product was approved prior to the Effective Date;
2)	filing the resulting dossier to obtain any relevant marketing authorisations in the Acraf Territory;
ii)	in the event that the Results as defined in the following Art.5.2, shall be patentable, the exclusive right – free of any charge—to use the relevant Patent, as described in the following Art.5.1.—in the Acraf Territory for the same purposes described in the previous Art.1.2.A.i) (hereinafter referred to as “Acraf Licence”);

Parties	agree that:
—	for the licence described in the previous Art.1.2.A.i), exclusive rights means that in addition to Acraf, only TH and its sublicensees will have the right to use the Results in Acraf Territory according to the rights granted to TH by Acraf with respect to THL4;
—	for the licence described in the previous Art.1.2.A.ii), exclusive rights means that in addition to Acraf, in Acraf Territory no company other than TH and its sublicensees will have the same rights granted pursuant to the licence described in the previous Art.1.2.A.ii);
B

undertakes to offer to Acraf—for a period starting on the second anniversary of the Effective Date and lasting until 10 (ten) years after the date of the first launch of the first TH Product—the right to provide 75% (seventy-five percent) of all the Active Ingredient needed by TH at a price equal to or lower than the price which TH would otherwise be required to pay to a third party Active Ingredient manufacturer, as notified in writing by TH to Acraf; provided, however, that if Acraf does not agree to the same price, timelines, terms and conditions offered by the third party manufacturer within [***] ([***]) days of receipt of the price, timelines, terms and conditions from TH, then this right shall lapse and TH shall be free, in its sole discretion, to purchase its Active Ingredient requirements from such third party manufacturer or any other manufacturer without further notice to Acraf (hereinafter referred to as “Supply Right”) (Acraf Licence and Supply Right hereinafter jointly referred to as “Acraf Rights”).
1.3	Parties agree that each shall have the right to sublicense their respective rights described in the previous Art.1.1 and 1.2 to third parties except as otherwise prohibited in this Agreement.
1.4	Parties agree that the name of each sublicensee will have to be disclosed to the other Party and Parties declare and warrant that each sublicensee will satisfy any obligations applicable to such sublicensee described in this Agreement.
1.5	Parties agree that the THL3 and 4 are considered as fair consideration for Acraf Rights, and Acraf Rights are considered as fair consideration for THL3 and 4, and that no other payments shall be made by Acraf to TH or by TH to Acraf to use without limitation the rights granted each other pursuant to the above mentioned licences.
1.6	For having granted the THL 1 and 2, TH shall pay the following amount to Acraf upon the occurrence of the events specified below:
a)	a one-time payment of €300.000,00 (three-hundred thousand Euro) to be paid within [***] days of the Effective Date;
b)	a [***] payment of €[***] ([***] Euro) to be paid within [***] ([***]) days from the date of publishing of the Marketing Authorisation for the first TH Product authorized for sale in the Acraf Territory;
c)	a [***] payment of €[***] ([***] Euro) to be paid within [***] ([***]) days from the date of publishing of the Marketing Authorisation for the first TH Product authorized for sale in the TH Territory;
d)	a [***] payment of €[***] ([***] Euro) if and when the TH Net Sales (“TH Net Sales” means the sales of TH Products made by TH – directly or through its sublicensees—at the prices invoiced to the customers less taxes relating to such sales, returns, cash and quantity discount granted to customers, such cash and quantity discounts limited to [***]% ([***] per cent) made in the TH Territory) exceeds €50.000.000,00 (fifty million Euro)), to be paid within [***] ([***]) days after the date of notification of the relevant sales report as described in Art.1.7.b).
e)	other than the payments required by Art.1.6.a, and the payments that may be required if the conditions of Art1.6.b-d are met, and the payment due upon Acraf’s fulfilment of its obligation under Art.3, this Agreement does not impose any additional payment obligations on TH; thus, TH shall have no obligation under this Agreement to pay any amount in excess of [***] ([***] Euros) to Acraf during the term of this Agreement or thereafter.
1.7	TH undertakes to report to Acraf:
a)

the date on which all the marketing authorisation applications have been made and the date on which all the relevant Marketing Authorisations have been obtained in Acraf Territory and in TH Territory according to what is provided in the previous Art.1.1. within 30 (thirty) days from the application date and from the date on which the above mentioned Marketing Authorisation have been obtained;

b)	within 30 (thirty) days from the end of each year period starting from January 1, 2005, the report of TH Net Sales for the calendar year then ended, such reporting obligation to terminate upon the payment, if any, of the one-time payment described in Art.1.6.d.

2.	Development Plan
2.1	TH undertakes to use reasonable business efforts to complete the DP within sixty (60) months from the Effective Date of this Agreement (hereinafter referred to as “DPTerm”).
2.2	TH shall be free to use the Dossier in connection with the TH Licence after TH makes the payment described in the Art.1.6.a).
2.3	After TH makes the payment described in the Art. 1.6.a), Acraf shall deliver to TH a copy of the Dossier in its possession.
2.4	TH shall keep Acraf informed on a regular and continual basis concerning the activities conducted by it pursuant to the DP.
2.5	Within twelve (12) months from the end of the DP, TH undertakes to notify Acraf in writing – with a registered letter – of the Results (hereinafter referred to as “Notification”).
2.6	Any and all fees in conjunction with the assignment of the right to use the Dossier and with the carrying out of the DP shall be borne by TH.
2.7	The DP may be modified by TH only by written notification to Acraf and after written approval, which shall not be unreasonably withheld, by Acraf.

3.	Active Ingredient
3.1	Acraf undertakes to sell to TH an amount of Kg 22 (twenty-two] of Active Ingredient manufactured on [***] – with an expiry date on [***]—suitable for use in TH Products as better described in the analytical document to be delivered as provided in the following Art.3.2 (hereinafter referred to as “Amount”).
3.2	The Amount shall be supplied by Acraf in bulk with all the relevant analytical documents updated to the Effective Date.
3.3	The delivery time from Acraf to TH shall not exceed 60 (sixty) days starting from the Effective Date of this Agreement.
3.4	Acraf undertakes to deliver the Amount ex works Acraf’s plant of Via Guardapasso 1, 04011 Aprilia (Latina).
3.5	The price of the Amount will be €75.000,00 (seventy five thousand/00) euros (hereinafter referred to as “Payment”) to be paid within 30 (thirty) days from the invoice date.

4.	Duration
4.1	Parties agree that:
a)	the Acraf Licence shall commence on the Effective Date of this Agreement and shall extend for a term of 15 (fifteen) years after the date of first launch – directly by Acraf or through any third party appointed as sublicensee by Acraf—of any Product that expires after November, 2004, in the Acraf Territory;

b)	the Supply Right shall commence on the second anniversary of the Effective Date and shall extend for a term of 10 (ten) years after the date of first launch – made directly by TH or through any third party appointed as sublicensee by TH—of the first TH Product in the TH Territory and as provided in Art. 1.2B and
c)	the TH Licence shall commence on the Effective Date and shall extend for a term of 15 (fifteen) years after the date of first launch – directly by TH or through any third party appointed as sublicensee by TH—of the first TH Product in the TH Territory.
4.2	Parties agree that at the end of the Acraf Licence and of the TH Licence, Acraf will remain owner and holder of all the marketing authorisations for the Product obtained by Acraf in the Acraf Territory and TH will remain owner and holder of all the marketing authorisations for TH Products obtained by TH in the TH Territory and in the Acraf Territory. Any termination or expiration of this Agreement shall not act to divest a Party of any interest in any regulatory filing or authorization made prior to the effective date of such termination or expiration.

5.	Results and Intellectual Property Rights
5.1	It is expressly agreed between the Parties that TH shall not acquire any intellectual property rights with respect to the Dossier other than the right described in the previous Art.1.1 and elsewhere in this Agreement, and that TH shall have the ownership of the Results as defined in the following Art.5.2 and any patents relating to such Results (hereinafter referred to as “Patent”).
5.2	Parties agree to define as “Results” all technical information, formulations, processes, know-how, data, specifications, characterization methods and results, and other proprietary information, whether or not patented or patentable, only and exclusively related to the anti-cancer activity of the Active Ingredient obtained by TH in the clinical trials carried out pursuant to the DP.

6.	Confidentiality
6.1	Parties agree to define as “Confidential Information” all information exchanged by the parties relating to the Dossier, any modification thereof, any New Dossier, DP, or otherwise provided to a Party under this Agreement. Parties agree that documents and information contained in the Dossier will be used by TH in seeking regulatory approval of TH Products and by Acraf in seeking additional regulatory approvals of Product and so may enter the public domain as such additional indication is, or such TH Products are, approved.
6.2	Each of the Parties shall hold in confidence any and all Confidential Information disclosed to it by the other party before and during the term of this Agreement and shall not use such Confidential Information except in accordance with the terms of this Agreement.
6.3	Neither party shall, without the prior written consent of the other party, disclose to any third party (except to regulatory authorities to obtain and maintain patents, product registrations or other disclosures required by law) or use for its own purposes any Confidential Information of the other party except in connection with the development and registration of the Product and TH Products.

6.4	The provisions of this Art.6 shall survive the expiry or termination of the Agreement until all of the Confidential Information has fallen within one of the exceptions set forth in this Art.6.
6.5	The obligation of confidentiality under this Art.6 shall not apply to any data or information disclosed by one party to the other which:
6.5.1	at the time of the disclosure or thereafter is in or comes into the public domain by publication or otherwise, through no fault of either party;
6.5.2	is disclosed to the recipient by a third party having legal right to make such disclosure;
6.5.3	is previously known to the recipient at the date of disclosure; or
6.5.4	is required by law to be disclosed, provided that, except in connection with seeking regulatory approval for the Product and TH Products, the disclosing party furnishes the other party with written notice that the data or information is proposed to be disclosed sufficiently in advance of the proposed disclosure so as to provide the other party with reasonable opportunity to seek to prevent the disclosure of or to obtain a protective order for the data or information.
6.6	Further, each party shall be entitled to disclose any Confidential Information received by its responsible employees and officers, including any such employees and officers of any of their Affiliates, on a “need-to-know-basis” for the proper performance of this Agreement and for the negotiation and performance of any licenses and sublicenses hereunder.
6.7	The parties shall impose at least the same degree of confidentiality on each such employee and officer or other recipient as is imposed upon the parties under this Agreement with respect to confidential information, and shall be responsible to the disclosing party for any breaches of confidentiality made by such persons.

7.	Amendment

This Agreement may be amended only by a written instrument signed by both Parties.

8.	Good Faith
8.1	Any provision of this Agreement that is held to be inoperative, unenforceable or invalid in any jurisdiction shall be inoperative, unenforceable or invalid in that jurisdiction without affecting any other provision hereof in that jurisdiction or the operation, enforceability or validity of that provision in any other jurisdiction, and to this end the provisions hereof are declared to be severable.
8.2	Subject to this, such provision will be renegotiated by the parties in such a way as to render the same lawful and to achieve, to the extent possible, the economic, business and other intent of the original provisions.
8.3	Each party has considered this Agreement and it is the good faith belief of each party that the Agreement is in accordance with the national and supranational treaties, laws, rules and regulations applicable hereto.

9.	Force Majeure
9.1	In this Agreement, “Force Majeure” means an event or occurrence beyond the reasonable control of a party which by the exercise of reasonable diligence could not be overcome, including, but not limited to, strikes, lock-outs, labour disruptions, acts of God, changes in the law, restraints of governments, riots, arrests of people, act of war, civil disturbances, rebellion or sabotage, fire, flood, lightning, earthquake, epidemic, not caused by the act or omission of the party, any delay or failure by a governmental authority to issue any relevant permit or order not caused by the act or omission of the party.
9.2	A party shall be deemed not to be in default with respect to non-performance of any of its obligations under this Agreement, if and so long as such non-performance is due in whole or in some material way to an event of Force Majeure and that party has used its commercially reasonable efforts to remove the event of Force Majeure and to perform its obligations under the Agreement. If an event of Force Majeure occurs, the party affected shall promptly notify the other party of the occurrence of the event, its extent and probable duration and will use its best endeavors to overcome the difficulties created thereby and to resume performance of its obligations as soon as practicable.
9.3	If a party’s failure to perform any of its obligations due to a Force Majeure has continued for thirty (30) days, unless within such period the non-performing party has begun to substantially remedy its inability to perform, and will be in a position to fully resume its performance obligations within a further thirty (30) days thereafter, the other party may, if itself not in default under the Agreement, terminate this Agreement by providing written notice to the non-performing party. In the event of such termination, both parties’ respective rights and obligations under this Agreement shall terminate except for vested rights and any amounts previously due and owing by one party to the other and except for any other obligations which this Agreement expressly provides shall survive termination, or which should, by their nature, so survive.

10.	Communication
Any notice or request with reference to this Agreement shall be made by registered mail; return receipt requested and shall be directed by one party to the other at its respective following address:

—Acraf:	Attn.to Maria Rita Luparini P.le della Stazione snc, 00040 S.Palomba, Pomezia, Rome, Italy

—TH:	Attn. to Dr. George Tidmarsh, President Threshold Pharmaceuticals, Inc. 951 Gateway Blvd., Suite 3A South San Francisco, CA 94080 USA

11.	Applicable Law and Jurisdiction
11.1	This Agreement shall be governed and construed in accordance with the laws of Delaware, U.S.A
11.2	In case the dispute cannot be settled amicably, the place of performance and venue for all disputes arising out of this contract will be London, England.

12.	Relationship of the Parties
12.1	The relationship between the parties created pursuant to this Agreement is intended to and shall be solely that of independent contractors.
12.2	Neither party, nor its employees, agents or representatives shall under any circumstances be considered employees, agents, partners, joint venturers or representatives of the other party.
12.3	Neither party, nor their employees, agents or representatives shall act or attempt to act, or represent itself, directly or by implication, as an employee, agent, joint venturer, partner or representative of the other party or in any manner assume or create, or attempt to assume or create, any obligation or liability of any kind, express or implied, on behalf of or in the name of the other party.

13.	Further Assurances
Each party will at any time and from time to time, upon the request of the other party, execute and deliver such further documents and do such further acts and things as the other party may reasonably request to evidence, carry out and give full effect to the terms, conditions, intent and meaning of this Agreement.

14.	Entire Agreement, Waiver, Amendment.
14.1	This Agreement, together with Annexes A, B and C hereto, supersedes any prior agreements between the parties as to the subject matter of the Agreement, whether oral or in writing, and contains the entire understanding between the parties as to the subject matter of the Agreement.
14.2	Any Confidential Information previously disclosed by the parties in respect of such subject matter shall now be subject to the confidentiality provisions hereof.
14.3	No delay or failure on the part of a party in exercising any rights under this Agreement shall affect any of such party’s other rights.
14.4	This Agreement may not be modified or amended except by further instrument duly executed by the authorized representatives of both parties.
14.5	The preamble to this Agreement shall form an integral part of this Agreement and be binding on the parties hereto.

15.	Other provisions
15.1	Amendments and supplements to this Agreement must be made in writing in order to take effect.

15.2	Should a provision of this Agreement be or become legally ineffective or should a gap in the Agreement be ascertained, this shall not have an effect on the validity of the remaining provisions.
15.3	A reasonable provision shall become valid which comes closest to the commercial aim of this Agreement and the intention of the parties as far as legally possible instead of the ineffective provision or in order to fill in the gap.

Aziende Chimiche Riunite Angelini Francesco Acraf S.p.a.	Threshold Pharmaceuticals, Inc.

/s/ Walter Frosecchi	/s/ George Tidmarsh
Date, 6/24/2004	Date, 6/24/2004

Annex A

Development Plan

[***] trial

TH provided clinical trial funding to a recently completed trial of Product in combination with other anti-cancer agents at a site in Italy. Over the next six months, this data will be analyzed to determine if the results warrant further clinical development for this indication. The Results will be shared under confidentiality with Acraf.

If an [***] trial is not pursued, TH contemplates undertaking either a trial in [***], a trial in [***] and [***] or [***], as described below.

[***] trial

TH is evaluating whether to initiate clinical development of the Product or a TH Product in certain [***] indications, including for [***] in [***] or [***]. The trial would be a [***] trial of no more than [***] patients [***], start in [***], and have a [***] duration.

TH could use the Product or an equivalent TH Product in such a trial.

[***] trial

TH is evaluating whether to initiate clinical development in [***] and [***] in [***], including for [***] and [***] in [***] with [***] or for [***] in [***]. The trial would be similar in timelines, size, and duration as described above. TH could use the Product or an equivalent TH Product in such a trial.

Annex B

TH Territory

TH Territory means all the countries of the world that are not in the Acraf Territory

Annex C

Acraf Territory

EU Members

Austria,

Belgium,

Cyprus,

Czech Republic,

Denmark,

Estonia,

Finland,

France,

Germany,

Greece,

Hungary,

Ireland,

Italy,

Latvia,

Lithuania,

Luxembourg,

Malta,

Netherlands,

Poland,

Portugal

Slovakia,

Slovenia,

Spain,

Sweden,

United Kingdom

EEA Members

Iceland,

Liechtenstein,

Norway

Others

Bosnia-Herzegovina

Bulgaria

Croatia

Rep. of Macedonia

Romania

San Marino

Vatican

Yugoslavia

Armenia

Azerbajan

Belorussia

Georgia

Kazakhstan

Kirghizistan

Rep. of Moldova

Tadjikistan

Ukraina

Uzbekistan